Exhibit 107

Calculation of Filing Fee Table

FORM S-3ASR

(Form Type)

Agree Realty Corporation
Agree Limited Partnership

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Agree Realty Corp:
Equity	Common Stock, par value $0.0001	Rule 456(b) and Rule 457(r)	(2)(3)	(2)(3)	(4)
Equity	Preferred Stock	Rule 456(b) and Rule 457(r)	(2)(3)	(2)(3)	(4)
Equity	Depositary Shares(5)	Rule 456(b) and Rule 457(r)	(2)(3)	(2)(3)	(4)
Equity	Warrants	Rule 456(b) and Rule 457(r)	(2)(3)	(2)(3)	(4)
Debt	Guarantees of debt securities(6)	Rule 457(n)	(2)(3)	(2)(3)	(4)
Agree Limited Partnership:
Debt	Debt securities	Rule 457(n)	(2)(3)	(2)(3)	(4)
Subsidiary Guarantors:
Debt	Guarantees of debt securities(6)	Rule 456(b) and Rule 457(r)	(2)(3)	(2)(3)	(4)
Total Offering Amounts			N/A	N/A	N/A
Total Fees Previously Paid			N/A	N/A	N/A
Total Fee Offsets			N/A	N/A	N/A
Net Fee Due			N/A	N/A	N/A

(1)	This registration statement registers an unspecified amount of securities of each identified class. The securities registered hereunder may be sold together or as units with other securities registered hereunder.

(2)	Omitted pursuant to Form S-3 General Instruction II.E.

(3)	An indeterminate aggregate initial offering price, principal amount or number of the securities of each identified class is being registered as may from time to time be issued at indeterminate prices or upon conversion, exchange or exercise of securities registered hereunder to the extent any such securities are, by their terms, convertible into, or exchangeable or exercisable for, such securities, including as a result of share splits, anti-dilution adjustments, share distributions, or similar transactions.

(4)	In accordance with Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the registrants are deferring payment of all of the registration fee.

(5)	Each depositary share will be issued under a deposit agreement and will be evidenced by a depositary receipt. Depository shares will represent an interest in a fractional share of preferred stock or multiple shares of preferred stock.

(6)	We are also registering an indeterminate amount of guarantees of debt securities of Agree Limited Partnership by Agree Realty Corporation and certain of our subsidiaries listed in the Table of Co-Registrants. Pursuant to Rule 457(n) under the Securities Act, no separate registration fee will be paid in respect of any such guarantees.